EXHIBIT 21.0

List of Subsidiaries

Registrant:  Jefferson Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Jefferson Federal Bank	100%	United States
State of Franklin Statutory Trust II	100%	Delaware